Exhibit 23.2

Consent of Independent Auditors

We hereby consent to the use in this registration statement on Form S-1 of our report dated December 17, 2007 on our audit of the financial statements of ASAP Expo, Inc. for the year ended May 31, 2007. We also consent to reference to our firm in such registration statement.

Sutton Robinson Freeman & Co., P.C.
Certified Public Accountants
Tulsa, Oklahoma
January 15, 2008